Exhibit 10.18

FORWARD AIR CORPORATION
OPTION RESTRICTION AGREEMENT

     This OPTION RESTRICTION AGREEMENT (this “Agreement”), with respect to certain stock options issued under the Forward Air Corporation 1999 Stock Option and Incentive Plan, as amended (the “Plan”), is made by and between Forward Air Corporation, a Tennessee corporation (the “Company”), and [EXECUTIVE] (the “Executive”).

     WHEREAS, the Board of Directors approved, effective December 31, 2005, the acceleration of all of the Company’s outstanding and unvested stock options (the “Accelerated Options”);

     WHEREAS, the Executive has been granted one or more stock options that constitute Accelerated Options (the “Executive Accelerated Options”);

     WHEREAS, in consideration for the accelerated vesting of the Executive Accelerated Options, the Executive agrees to be bound by certain restrictions on the transferability of the shares (the “Shares”) underlying the Executive Accelerated Options, as set forth below.

     NOW, THEREFORE, it is agreed as follows:

1.	The Executive acknowledges that he has reviewed this Agreement in full.

2.	The Executive, without the prior written consent of the Company, will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any of the Shares or enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any of the Shares until the earlier of (a) the date on which the exercise of the applicable Executive Accelerated Option would have been permitted under such Executive Accelerated Option’s pre-acceleration vesting terms as set forth in the Plan and in the applicable option grant agreement by and between the Executive and the Company relating to the applicable Executive Accelerated Option (in each case, the “Option Agreement”), or (b) the date on which the Executive’s employment with the Company is terminated (this period is referred to herein as the “Lock-Up Period”).

3.	The Executive authorizes the Company during the Lock-Up Period to cause any transfer agent for any of the Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, any of the Shares for which the undersigned is the record holder and, in the case of any of the Shares for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Shares.

4.	The Executive represents and warrants that he has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms.

5.	This Agreement, each Option Agreement, and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Executive with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Executive.

6.	This Agreement shall be binding upon the Company and the Executive as well as the successors and assigns, if any, of the Company and the Executive.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date set forth below.

December 31, 2005	FORWARD AIR CORPORATION

[NAME]
[TITLE]

EXECUTIVE

December 31, 2005
[NAME]
[TITLE]